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Exhibit 10.3
1996 Restated Executive Agreement


                  RESTATED EXECUTIVE AGREEMENT
                  ----------------------------

     THIS RESTATED EXECUTIVE AGREEMENT (the "Agreement") is made and entered into this ---- day of ------------, 1996, by and between Petrolite Corporation (the "Company") and 1, residing at 2, (the "Executive").

     WHEREAS, the Executive and the Company have entered into an Executive Agreement dated 3 (the "Executive Agreement"); and

     WHEREAS, the Executive and Company desire to amend the Executive Agreement to clarify certain of its provisions and to make additional technical and conforming changes, without materially changing the respective benefits and obligations of the parties thereunder; and

     WHEREAS, the Executive and the Company desire to restate the Executive Agreement in its entirety by entering into this Agreement, which Restated Executive Agreement will replace and supersede the Executive Agreement as provided herein; and

     WHEREAS, the Board of Directors of the Company has approved and authorized the execution of this Agreement:

      In consideration of the mutual covenants and agreements herein, the parties agree as follows:

     1.   Employment.  The Company employs Executive on the terms
          ----------
hereinafter set forth and Executive accepts such employment. Executive shall devote his full time and attention, and best efforts, to the performance of his duties as assigned from time to time by the Company.

     2.   Compensation and Related Arrangements.  For all
          -------------------------------------
services rendered by Executive, the Company shall pay Executive an annual base salary of not less than the Executive's annual base salary on the date of this Agreement, payable pursuant to the Company's normal payroll practices. Executive may participate in such employee benefit plans as the Company maintains for its employees generally, according to their


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respective terms, and Executive may be designated to participate in the Company's incentive compensation and stock incentive plans.

     3.   Termination of Employment.  This Agreement does not
          -------------------------
create or provide for any period of employment and Executive's employment may be terminated at will by Executive or the Company.

          A.   Termination by the Company "For Cause".  If the
               --------------------------------------
     Company terminates the employment of Executive "For Cause", all further obligations of the Company under this Agreement shall end automatically. The term "For Cause" means acts of theft, unethical conduct or dishonesty affecting the assets, properties or business of the Company, willful misconduct, material dereliction of duty, or violation of any of the covenants set forth in Section 4 below.

          B.   Termination by the Company other than "For Cause".
               -------------------------------------------------
     If the Company terminates the employment of Executive other than "For Cause", (i) the Company shall continue to pay Executive his base salary then in effect for one year following the termination of Executive's employment; and,
     (ii) if Executive elects and qualifies for COBRA continuation of medical coverage under the Petrolite Corporation Comprehensive Medical Plan, the premium payable by Executive during the first twelve (12) months of COBRA continuation of medical coverage will be the premium then payable by active employees of the Company for the same coverage, as the same may be adjusted from time to time. Provided, however, as a condition precedent to the Company's obligations under this Section 3B, Executive shall execute and deliver a general release to be provided by the Company substantially in the form attached hereto as Exhibit A.

          C.   Termination by Executive.  If Executive terminates
               ------------------------
     his employment with the Company voluntarily for any reason, if Executive dies, or if Executive becomes disabled from performing Executive's duties for the Company, except as provided otherwise in Section 6 hereof the Company shall have no further obligations to Executive under this Agreement.

     4.   Special Covenants by Executive.
          ------------------------------

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          A.   Covenant Not to Compete.  Executive acknowledges
               -----------------------
     that the Company (including its subsidiaries and affiliates) has developed a valuable and extensive worldwide trade in its products and that its Confidential Information and customers, which have been established and maintained at substantial expense, are of great value to the Company. The Company will permit Executive to utilize, during his employment and in pursuit of the Company's business, the Company's Confidential Information and will provide training about its business and operations, including the Company's products, customers and customer requirements. Executive covenants to the Company that neither he nor any corporation, partnership, business firm or entity in which he may now or hereafter have an equity interest (excepting a publicly-traded corporation in which he has a less than 1% interest for investment purposes), or by which he may be employed or otherwise affiliated as an employee, representative, consultant, or otherwise, nor any person subject to his control or direction will, during the entire "Period of this Covenant Not to Compete" as hereafter defined, within the "Trade Area" hereafter specified, directly or indirectly:

                       i.       Conduct, engage in, be connected
          with, have any interest in, consult for, or aid or assist in any manner any person, firm or business entity (whether a corporation, partnership, proprietorship or otherwise) in engaging in the development, manufacture, distribution, sale or application of services or products like or similar to any services or products now being developed, manufactured, marketed or distributed by the Company or any of its affiliates, or which may be developed, manufactured, marketed or distributed by the Company or any of its affiliates at any time during Executive's employment with the Company or any of its affiliates; or

                      ii.       In any way solicit, divert, take
          away or interfere with any of the business, customers, trade or patronage of the Company or its subsidiaries or affiliates; or

                     iii. Seek to employ or otherwise retain any person who was an employee of the Company or any of its affiliates during

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          the twelve (12) months immediately preceding Executive's
          termination.

          The "Period of this Covenant" shall commence on the date of this Agreement and shall terminate automatically eighteen (18) months from and after the date that Executive shall no longer be employed by the Company.

          The "Trade Area" shall be deemed to encompass those specific geographical areas of the world where the Executive, or any individual who reported to the Executive, was involved in, had access to Confidential Information about, or had a material influence with respect to, the business or operations of the Company (or any of its subsidiaries or affiliates) at any time during the twelve
     (12) months immediately preceding termination of Executive's employment.

          Executive acknowledges and agrees that the "Period of this Covenant Not to Compete" is the minimum period of time, and that the "Trade Area" is the minimum area necessary, to protect the Company reasonably and adequately in its business operations.

          B.   Covenant of Confidentiality.  Executive covenants
               ---------------------------
     and agrees that he will not, at any time either during or after Executive's employment with the Company, reveal or otherwise communicate to any person or entity any Confidential Information to which he will or may have access, except as such communication may be necessarily incidental to the performance of his duties with the Company under this Agreement. For purposes of this Agreement "Confidential Information" shall mean all confidential and proprietary information and trade secrets of the Company including, but not limited to, financial and accounting information and procedures, business strategies and plans, product pricing data and product formulae, identity of customers, customer requirements, sales data, marketing information, manufacturing processes, inventions, know-how, technology, special processes and techniques, and distribution methods of the Company or any of its subsidiaries or affiliates, but shall not include Confidential Information that is in the public domain or becomes part of the public domain other than through the fault of Executive. Executive shall deliver promptly to

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     the Company at the termination of his employment, or at any other time that the Company may request, all memoranda, diaries, electronic data storage medium, notebooks, computer software, sales or service manuals and data, and all other documents relating to any Confidential Information.

          C.   Intellectual Property.  Executive shall
               ---------------------
     communicate promptly to the Company all inventions, discoveries, works of authorship, and improvements, whether patentable or copyrightable or not (the "Intellectual Property"), which Executive makes, conceives or develops, either alone or in collaboration with others, while in the employment of the Company which (i) result from or are suggested by any work which Executive may perform for or on behalf of the Company, or (ii) which relate to the Company's business or interests. All such Intellectual Property (including any patents and copyright registrations which may be issued based on such Intellectual Property) shall be the sole and exclusive property of the Company. Executive hereby assigns to the Company all of Executive's entire right, title and interest in all such Intellectual Property, patents and patent applications, and agrees to execute all documents reasonably requested by the Company with respect thereto. If Executive, or anyone on his behalf, files a patent application for any such Invention within six (6) months after termination of Executive's employment with the Company, Executive agrees that such Intellectual Property shall be presumed to have been conceived during the period of Executive's employment with the Company.

          D.   Confidential Information of Others.  Executive
               ----------------------------------
     will not disclose to the Company, or use for its benefit, any proprietary information of others, including any of Executive's former employers.

          E.   Breach of Covenants.  Executive has had the
               -------------------
     opportunity to consult with Executive's legal adviser concerning this Agreement, understands the nature, term and effects of the Executive's covenants herein, and acknowledges and agrees that such covenants are reasonable and necessary for the protection of the Company. Executive further acknowledges and agrees that monetary damages could not compensate the Company adequately in the event of

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     Executive's violation of any of the covenants herein and
     that injunctive relief would be essential for the protection of the Company. Executive therefore agrees that the Company may have such injunctive relief (upon due notice and hearing but without any requirement for a bond) as may be necessary to provide full and ongoing protection to the Company, in addition to any other relief as may appertain at equity or law. Suit may be filed in an appropriate Federal or State Court in the State of Missouri, and Executive hereby consents to the jurisdiction of such court and agrees that service of process upon Executive by certified or registered mail shall be deemed to have the same legal effect as if personal service had been made upon Executive in the jurisdiction in which such suit was initiated.

          F.   Reformation.  If any of the covenants set forth in
               -----------
     this Section 4 shall be deemed by the court in which suit is brought to be unenforceable as written by reason of its scope in terms of area, period of time, or activity, but may be made enforceable by adjusting the area, period of time, or activity applicable to such covenant, Executive and the Company stipulate and agree that such covenant shall be deemed automatically to be adjusted for purposes of such suit to the end that such covenant, as modified in connection with such suit, shall be enforceable to the fullest extent permissible under the laws and public policies of the State of Missouri, the State under which this contract is governed.

          G.   Survival.  The provisions of this Section 4 shall
               --------
     survive any termination of the Executive's employment with the Company.

     5.   Withholding.  The Company may, to the extent required
          -----------
by law, withhold applicable federal, state and local income and other taxes from any payments made to Executive hereunder.

     6.   Change of Control Benefits.  If Executive terminates
          --------------------------
his employment with the Company within the one year immediately following a Change of Control, or if the Company terminates the employment of Executive other than "For Cause" within the six months immediately preceding and the two years immediately following a Change of Control (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided in

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this Section 6 in lieu of those provided in Section 3 of this
Agreement; provided, however, as a condition precedent to the Company's obligation to provide the benefits in this Section 6, Executive shall execute and deliver a general release substantially in the form attached hereto as Exhibit A.

          A.   Severance Benefits.  The Company shall pay
               ------------------
     Executive a lump sum amount, in cash, equal to the sum of:
     (i)  two times the Executive's Annual Base Salary and
     (ii)  the Incentive Payment, as hereafter defined.

          B.   Continued Welfare Benefits.  Until the earlier of
               --------------------------
     eighteen (18) months following the Termination Date or the date on which Executive becomes employed by a new employer, the Company (or its successor) shall at its expense (less applicable premium or other payments required from time to time of active employees, and subject to any deductibles contained in the applicable plan) provide Executive with medical, dental, life insurance, disability and accidental death and dismemberment benefits at the highest level for which Executive and his or her dependents were enrolled on the Termination Date. If the Company cannot provide any of such benefits to Executive on a nontaxable basis through an employee benefit plan by reason of any law, government regulation, or third-party contractual provision, or if it would be discriminatory under Internal Revenue Code Section 105(h) for the Company to provide any of such benefits through an employee benefit plan, then the Company otherwise shall procure or purchase, at its expense, a similar benefit or benefits for Executive and his applicable dependents and beneficiaries and, if such coverage or benefit received by Executive is subject to federal, state or local income taxes, the Company shall pay Executive an amount sufficient to reimburse him for tax liability he reasonably incurs because of (i) such coverage or benefits and (ii) such reimbursement payment, calculated substantially in accordance with Exhibit B. If Executive becomes employed by an employer that maintains a major medical plan (or its equivalent) that either:

                       i.       does not cover Executive with
          respect to a pre-existing condition which was covered under the Petrolite medical plan, or

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                      ii.       does not cover Executive for a
          designated waiting period,

     Executive's medical plan benefit under this Agreement shall continue (but shall be limited in the event of non-coverage due to a pre-existing condition to the pre-existing condition itself) until the earlier of the end of the applicable period of non-coverage under the new employer's plan or the end of the eighteenth month following the Termination Date.

     Notwithstanding the foregoing, the Company and the Executive may agree on a cash payment in lieu of all or some portion of the benefits provided under this Section.

          C.   Effect on Stock Option Agreements.
               ---------------------------------
     Notwithstanding the terms of any stock option agreement between the Company and Executive to the contrary, to the extent that any stock option held by Executive is to be counted in determining whether all or any portion of the Payment (as hereafter defined) is subject to Excise Taxes (as hereafter defined), or is not considered to be reasonable compensation for personal services, the option shall be subject to the adjustment provided in Section 6D of this Agreement.

          D.   Best Payment Provision.
               ----------------------

                       i.       In the event that the grant,
          exercise or vesting of any stock options in connection with a Change of Control, together with the value of all other payments and benefits received or to be received by the Executive upon a Change of Control (collectively the "Payment"), would result in all or a portion of the Payment being subject to excise tax under Section 4999 of the Internal Revenue Code (the "Code"), then the Payment to the Executive, including the value of stock options, shall be either (A) the full amount of the Payment, or (B) such lesser amount which would result in no portion of the Payment being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Code, results in the receipt by the

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          Executive, on an after-tax basis, of the greatest
          amount of the Payment notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section shall be made by Price Waterhouse or any other nationally recognized accounting firm which is the Company's outside auditor at the time of such determination, which other firm must be reasonably acceptable to Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. The Company shall give notice to the Accounting Firm within 15 business days after an event entitling Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm also shall provide the Company and Executive with written advice to the effect that there is substantial authority for the treatment of the Payment on their respective federal income tax returns in a manner that is consistent with the Accounting Firm's determinations under this Section. The Accounting Firm shall consult with the Executive in making the determinations required under this Section and, to the extent practicable, shall comply with any stated preference of the Executive with respect to the allocation of any reduction in the Payment.

                      ii.       If, after the Executive has
          received the Payment calculated in accordance with
          Section 6Di hereof, it is determined, pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction or, if so requested by the Executive, pursuant to an opinion of a nationally recognized accounting or tax law firm, that the Accounting Firm's determination under Section 6Di hereof was incorrect and that the Executive's excise tax liability under Code Section 4999 with respect to the Payment exceeds the amount of such tax (if any) that the Executive would have incurred had such determination been correct, the Company shall promptly pay the Executive an amount equal to the sum of (a) any such additional excise tax liability, plus (b) any interest, fines, penalties, expenses and other costs incurred by the Executive and resulting from the

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          Executive having taken a position that the Payment, or a
          portion of the Payment, is not subject to Excise Taxes in accordance with the determination made by the Accounting Firm, plus (c) the amount necessary to reimburse the Executive for any federal, state, local or other income or excise taxes payable by the Executive with respect to the reimbursement amounts (including the amount payable under this clause (c)) substantially in accordance with the formula set forth on Exhibit B, which is attached hereto and incorporated by reference herein.

          E.   Costs of Proceedings.  The Company shall pay all
               --------------------
     costs and expenses, including attorneys' fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration), whether or not instituted by the Company or Executive, relating to the interpretation or enforcement of any provision of
     Section 6 of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorneys' fees and disbursements, of Executive. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such proceeding, calculated at the prime rate of interest as reported in The Wall Street Journal for the day judgment is entered.

          F.   Section 6 Definitions.  As used in this Section 6
               ---------------------
     of this Agreement the following terms, when capitalized, have the meaning indicated:

                       i.       "Annual Base Salary" means
          Executive's annual rate of base salary in effect on the date of the Change of Control or the Termination Date, whichever is higher.

                      ii.       "Change of Control" means the
          first to occur of any of the following dates:

                                a. The date of:

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                                   (i)     The closing of any
                                transaction, including a
                                consolidation, merger, sale,
                                lease, exchange or other
                                transfer, where the majority of
                                the directors of the continuing or
                                surviving corporation are not
                                Continuing Directors;

                                   (ii)     The liquidation or
                                dissolution of the Company;

                                b. The date any person (as
               defined in Section 13(d) of the Securities
               Exchange Act of 1934, hereinafter the "1934 Act"), other than Wm. S. Barnickel & Company or one or more trusts established by the Company for the benefit of employees of the Company or its subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934
               Act) of twenty percent (20%) or more of the Company's outstanding Capital Stock (unless such shares have been issued to such person directly by the Company); except that, those persons who filed a Statement on Schedule 13D dated February 24, 1994, with Wm. S. Barnickel & Company, including those persons who were included in subsequent amendments to such Statement on Schedule 13D through the date of this Agreement, shall not be deemed to have beneficial ownership of Petrolite Capital Stock reported therein solely by virtue of such 13D filings;

                                c. The date Wm. S. Barnickel &
               Company shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of more than forty-eight percent (48%) of the Company's outstanding Capital Stock; except that, Wm. S. Barnickel & Company shall not be deemed to have beneficial ownership of Petrolite Capital Stock solely by virtue of its having filed a Statement on Schedule 13D dated February 24, 1994, as subsequently amended through the date of this Agreement; or

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                                d. The date on which individuals
               who qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company or a majority of the Board of Directors of a corporation owning, directly or indirectly, not less than eighty percent (80%) of the outstanding shares of the Company.

                     iii.       "Continuing Director" means:

                                a. any member of the Board of
               Directors of the Company at the close of business on the date of this Agreement;

                                b. any member of the Board of
               Directors of the Company who succeeds any Continuing Director if such successor was elected or nominated for election by the affirmative votes of the greater of: (i) a majority of the Continuing Directors then in office and (ii) five Continuing Directors; or

                                c. any director elected or
               nominated for election to fill any vacancy or newly-created directorship on the Board of Directors of the Company by the affirmative votes of the greater of: (i) a majority of the Continuing Directors then in office and (ii) five Continuing Directors.

                      iv.       "Incentive Payment" means twice
          the cash amount payable to Executive under a cash incentive plan for the fiscal year during which the Change of Control occurs, calculated on the assumption that all performance measurements are achieved and that Executive is entitled to the maximum payment available to Executive for the fiscal year. If, for any reason, a cash amount payable to Executive under a cash incentive plan has not been established for the year in which the Change of Control occurs, the Incentive Payment shall be twice the cash amount paid to Executive under a cash incentive plan for the last fiscal year with respect to which a cash payment was made.

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     7.   Coordination with Company Benefit Plans.  The benefits
          ---------------------------------------
provided in this Agreement are in lieu of, and not in addition to, any severance benefits otherwise available to Executive under any severance benefit plan maintained by the Company. Except as provided otherwise in this Agreement, this Agreement shall not be construed to affect any rights Executive may have under any employee benefit plan of the Company including, but not limited to, the Employees' Savings Plan, the Non-Qualified Savings Plan, and the Company's Retirement Plan.

     8.   Mitigation.  Executive shall not be required to
          ----------
mitigate the amount of any payment provided under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under
Section 6 of this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

     9.   Indemnification; Director's and Officer's Liability
          ---------------------------------------------------
Insurance.  After any termination of employment Executive shall
---------
retain all rights to indemnification under applicable law and under the Petrolite Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director's and Officer's liability insurance on behalf of Executive, at the level in effect immediately prior to the date of termination, for the two (2) year period following the date of termination and throughout the period of any applicable statute of limitations.

     10.  Situs.  This Agreement has been entered into in the
          -----
State of Missouri and is a Missouri contract. Accordingly, its validity, and its terms and provisions, shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri without application of any principles of conflict of laws.

     11.  Scope and Binding Effect of Agreement.  This Agreement
          -------------------------------------
represents the complete agreement between the parties regarding the subject matter hereof and shall be binding upon, and inure to the benefit of, the Company and its successors (including successors by merger) and assigns, and Executive, his heirs, executors, administrators and legal representatives. The Executive Agreement is replaced and superseded by

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
this Agreement; provided, however, if any provision of this Agreement is judicially determined to be unenforceable for any reason that portion of the Executive Agreement relating to the subject matter of the unenforceable provision shall be deemed revived and reinstated. It is expressly agreed that the rights and obligations of Executive hereunder may not be assigned or delegated by Executive, but that the Company may assign this Agreement to any successor to the Company's business provided that such Assignee assumes the Company's obligations hereunder without the Company being relieved therefrom. It is expressly understood that all references herein to the Company shall be deemed to include the surviving corporation in any merger involving the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                     PETROLITE:    PETROLITE CORPORATION

                                   By: --------------------------


                     EXECUTIVE:


                                   ------------------------------



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

                           EXHIBIT A
                        GENERAL RELEASE
                        ---------------

     For good and valuable consideration, the receipt and sufficiency of which is acknowledged hereby, the Executive, with the intention of binding himself/herself and his/her heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Petrolite Corporation, a Delaware corporation, ("Petrolite"), and its present and former officers, directors, executives, agents, attorneys, employees, affiliated companies, divisions, subsidiaries, successors, predecessors and assigns (collectively the "Released Parties"), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party arising out of or in any way connected with the Executive's employment relationship with Petrolite, its subsidiaries, predecessors or affiliated entities, or the termination thereof, including without limitation, any claims for severance or vacation benefits, unpaid wages, salary or incentive payment, breach of contract, wrongful discharge, impairment of economic opportunity, reimbursement for fines paid, intentional infliction of emotional harm or other tort, or employment discrimination under any applicable federal, state or local statute, provision, order or regulation including, but not limited to, any claim under Title VII of the Civil Rights Act ("Title VII"), the Federal Age Discrimination in Employment Act ("ADEA") and any similar or analogous state statute excepting only:

     A.   those obligations of Petrolite under that certain
Executive Agreement between Petrolite and the Executive dated
-------------------- (the "Agreement"), pursuant to which this General Release is being executed and delivered;

     B. any rights to indemnification the Executive may have under applicable corporate law, the by-laws or certificate of incorporation of any Released Party or as an insured under any Director's and Officer's liability insurance policy now or previously in force;

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
     C. any claims under any applicable workers' compensation statute which arose prior to the date of the Executive's termination from employment;

     D. any claims for benefits under any employee benefit plan of Petrolite (within the meaning of Section 3(3) of the Employee
Income Security Act of 1974, as amended); and

     E. any claims under any stock option agreement to which Petrolite and Executive are parties.

     The Executive acknowledges and agrees that neither the Agreement nor this General Release is to be construed in any way as an admission of any liability whatsoever by any Released Party under Title VII, ADEA or any other federal or state statute or the principles of common law, any such liability having been expressly denied.

     The Executive further declares and represents that he/she has carefully read and fully understands the terms of this General Release and the Agreement, that he/she has been given not less than forty-five (45) days to consider this General Release, that he/she has been advised to seek, and has had the opportunity to seek, the advice and assistance of counsel with regard to this General Release and the Agreement, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate thought and action, accepts the terms of and signs the same as his/her own free act.

     The Executive acknowledges and agrees that this General
Release shall become final and binding on the 8th day after it has been executed and delivered to the Company.



                                   ------------------------------
                                   Executive

STATE OF ----------  )
                     ) SS.
COUNTY OF ---------  )

     On this ----- day of ------------, 1996, before me
personally appeared 1, to me known to be the person described in and who executed the General Release and acknowledged that he/she executed the same as his/her free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.



                                   ------------------------------
                                   Notary Public


My Commission Expires:

                           EXHIBIT B
                        GROSS-UP FORMULA
                        ----------------

     A Gross-up Payment made pursuant to this Agreement shall be calculated as follows:

          A.   The Gross-up Payment shall be the product of
     (i) the amount of the additional Excise Taxes, any interest, fines, penalties, expenses, and other costs relating to such Excise Taxes incurred by the Executive, and/or the amount of the reimbursement payment to Executive, as the case may be, times (ii) a fraction the numerator of which is 1, and the denominator of which is 1 minus the combined total rates expressed as a fraction, determined in accordance with paragraph B of this Exhibit B, of all federal, state, local and other income and other taxes and any Excise Taxes applicable to such Gross-up Payment.

          B. For purposes of determining the denominator of the fraction set forth in clause (ii) of paragraph A of this Exhibit B, the rates of federal, state, local and other income and other taxes and Excise Taxes shall be the rates set forth in the table below:

     Federal Income Tax            The Executive's highest
                                   marginal federal income tax
                                   rate in effect for the
                                   applicable year, including the
                                   effective rate resulting from
                                   the phaseout of itemized
                                   deductions and the personal
                                   exemption ("Federal Income Tax
                                   Rate")

    State and Local Income Tax     The Executive's highest
                                   marginal state and local
                                   income tax rates in effect for
                                   the applicable year

    Excise Tax                     20% (or if Section 4999 of the
                                   Code is amended, the excise
                                   tax rate in effect after the
                                   amendment)

    All Other Taxes                Actual Net Tax Rate